Exhibit 99.1
news release
QLT ANNOUNCES THIRD QUARTER RESULTS FOR 2010
Updates 2010 Guidance

For Immediate Release	November 3, 2010
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today reported financial results for the third quarter ended September 30, 2010. Unless specified otherwise, all amounts are in U.S. dollars and in accordance with U.S. GAAP.
“We are very pleased to have recently announced the expansion of our Phase 1b trial of QLT091001 into patients with Retinitis Pigmentosa,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “We also are pleased to have initiated two important clinical trials in our punctal plug drug delivery platform, a Phase II study of latanoprost for patients with glaucoma, and a Phase II proof-of-concept study with olopatadine for patients with ocular allergies. We expect to announce data from both of these studies in the first half of 2011.”
2010 THIRD QUARTER FINANCIAL RESULTS
Worldwide Visudyne® Product Sales
Visudyne sales for the third quarter were $20.5 million, a decrease of 12.9% from the third quarter of 2009. Sales in the U.S. were $5.2 million, down 15.4% from the prior-year third quarter, while sales outside the U.S. were $15.2 million, down 12.0% from the prior year.
QLT Revenues
For the third quarter, total revenue of $8.6 million was down 2.3% from the third quarter of 2009 primarily due to the 12.9% drop in Visudyne product sales. However, the percentage decline in revenue was less than the percentage decline in Visudyne product sales due to the amendment of our Visudyne agreement with Novartis, which results in QLT booking higher revenue per dollar of product sales than under the previous arrangement.
QLT Expenses / Other Income
For the third quarter of 2010, Research and Development (R&D) expense was $8.1 million, up 9.8% from $7.4 million in the same period of 2009. The change occurred primarily because increased spending on QLT091001 was only partially offset by reduced spending on punctal plugs and Visudyne.
For the third quarter of 2010, Selling, General and Administrative (SG&A) expense was $5.4 million, up from $4.5 million last year primarily due to infrastructure and promotional spending associated with U.S. Visudyne sales.

Investment and Other Income of $6.2 million included a $5.2 million gain for the Fair Value Change in Contingent Consideration. This gain occurred primarily because the Contingent Consideration asset is recorded as the present value of expected future payments, and therefore as each quarter elapses, even if no changes are made to the underlying Eligard® forecast, we will book a gain related to the time value of money as we move one quarter closer to realizing the full face value of the asset. Also in the third quarter there was additional gain in the Fair Value Change in Contingent Consideration due to a reduction in the discount rate used to estimate the present value of the expected future payments and an improvement in the underlying Eligard sales forecast.
Operating Loss
The operating loss for the third quarter was $7.0 million, compared to a loss of $6.0 million in the prior-year third quarter. The loss was greater primarily because of the increase in R&D and SG&A expense compared to the prior-year quarter.
Earnings Per Share (EPS) / Loss Per Share, Adjusted EBITDA
GAAP loss per share of $0.01 in the third quarter compared to GAAP EPS of $0.16 in the prior-year quarter. The decline occurred primarily because the 2009 third quarter results included $6.7 million of Income from Discontinued Operations related to QLT USA, Inc. and its Eligard product line, while the current year third quarter had no Income from Discontinued Operations (QLT USA and Eligard were divested on October 1, 2009). Also, the 2009 third quarter benefited from $7.5 million of foreign exchange gains, primarily related to intercompany debt, compared to just $0.4 million of foreign exchange gains in the 2010 third quarter.
In the third quarter, non-GAAP EPS was $0.09. The items that were excluded in the determination of non-GAAP EPS were (i) stock compensation expense, (ii) interest income related to the Note Receivable from the QLT USA divestment, and (iii) the Fair Value Change in Contingent Consideration. We also added back (within Income from Discontinued Operations) $9.2 million of Contingent Consideration earned based on Eligard sales during the third quarter.
Adjusted EBITDA plus Contingent Consideration earned for the third quarter was $3.1 million, as follows:

(In millions of United States dollars)
GAAP operating loss	$(7.0)
+ Stock based compensation	0.6
+ Depreciation	0.3
+ Contingent Consideration	9.2

Adjusted EBITDA plus Contingent Consideration	$3.1

The full reconciliations of GAAP to non-GAAP financial measures for the third quarter and nine months ended September 30, 2010 are provided as Exhibits 1 and 2. The adjusted non-GAAP financial measures have no standardized meaning under GAAP and therefore may not be comparable to similar measures presented by other companies. We believe that the adjusted non-GAAP financial measures may be useful to investors to analyze the results of our business. We use these non-GAAP measures internally to evaluate our financial results and to establish operational goals. Certain items are excluded from non-GAAP financial measures because we consider such items to be outside of our core operating results or because they represent non-cash expenses or gains.

Cash and Short-Term Investments
The Company’s consolidated cash balance at September 30, 2010 was $198.6 million, up from the consolidated balance at June 30, 2010 of $186.3 million. The increase occurred due to collection of income taxes receivable, collection of a portion of our mortgage receivable, reduction of accounts receivable, and positive Adjusted EBITDA plus Contingent Consideration. These increases were partially offset by shares repurchased by the Company during the third quarter under its share repurchase program. The cash balance at September 30, 2010 did not include the $10.0 million Note Receivable collected from TOLMAR Holding, Inc. on October 1, 2010 related to the sale of QLT USA and its Eligard product line in the fourth quarter last year.
Mortgage Receivable
During the third quarter, the Company renegotiated the CAD $12 million second mortgage related to the sale of our land and building in August 2008. As a result, QLT received CAD $4 million during the quarter and extended CAD $8 million of the mortgage at an interest rate of 7.5%. Of the CAD $8 million extended, CAD $2 million is due on or before May 1, 2011, and CAD $6 million is due on August 29, 2012.
Share Repurchase Program Update
During the third quarter, the Company repurchased approximately 1.5 million shares under its normal course issuer bid program at an average cost of $5.87 per share for a total cost of approximately $8.6 million. In total, since this program commenced on November 3, 2009, the Company repurchased approximately 3.7 million shares at an average cost of $5.59 per share for a total cost of $20.9 million. The normal course issuer bid expired on November 2, 2010. Since the Company began repurchasing shares in 2005, we have repurchased 43.8 million shares for a total cost of $231.9 million.
Guidance Update
The Company is updating guidance for five items for which guidance was originally provided in March 2010:
•	U.S. Visudyne product sales guidance is being updated to $21 million to $23 million, down from original guidance of $27 million to $31 million.

•	Worldwide Visudyne product sales guidance is being reduced to $85 million to $90 million from original guidance of $90 million to $100 million.

•	Total revenue guidance is now $43 million to $45 million, down from original guidance of $47 million to $53 million.

•	Cost of sales expense guidance is being reduced to $14 million to $15 million from original guidance of $15 million to $17 million.

•	Guidance for Contingent Consideration earned in 2010 from the sale of QLT USA is being increased to $35 million to $37 million from original guidance of $32 million to $35 million.
The key guidance provided for the full year 2010 is now as follows:

(In millions of United States dollars)
U.S. Visudyne sales	$21 - 23
Worldwide Visudyne sales	85 - 90
Total revenue	43 - 45
Cost of sales expense	14 - 15
Research and development expense	33 - 37
Selling, general and administrative expense	21 - 24
Contingent Consideration earned from the sale of QLT USA	35 - 37
Adjusted EBITDA plus contingent consideration	10 - 15

Pipeline Update
The Company has recently initiated a masked, randomized, active-controlled Phase II clinical trial examining the safety and efficacy of the latanoprost punctal plug drug delivery system in glaucoma patients. This trial features simultaneous placement of punctal plugs in both the upper and lower puncta in order to deliver an approximate bioavailable daily drug load approaching that of daily administered Xalatan® eye drops. The objective of the study is to enable a clear go/no-go decision with respect to ongoing development of this molecule in our punctal plug drug delivery system. Data from this trial is expected in the first half of 2011. In addition, the Company recently initiated a masked, randomized active-controlled Phase II proof-of-concept study examining the safety and efficacy of the olopatadine punctal plug drug delivery system in patients suffering from allergic conjunctivitis. Data from this trial is also expected in the first half of 2011.
The Company continues its Phase 1b clinical proof-of-concept study of QLT091001, an orally administered synthetic retinoid replacement therapy for 11-cis-retinal, which is a key biochemical component of the visual retinoid cycle, in patients with Leber Congenital Amaurosis (“LCA”). On October 28, 2010, the Company announced the expansion of the Phase 1b proof-of-concept study to include patients with Retinitis Pigmentosa (“RP”), a set of hereditary retinal diseases demonstrating clinical features similar to LCA. Up to a total of 24 patients diagnosed with LCA (6 LRAT mutations, 6 REP65 mutations) or RP (6 LRAT mutations, 6 REP65 mutations) will be enrolled.
The Company has discontinued development of QLT091568, a prodrug of a beta adrenergic antagonist (a novel beta blocker), that was under investigation for its potential ability to lower intra-ocular pressure in glaucoma and ocular hypertension patients.
RECENT COMPANY HIGHLIGHTS
•
Announced the expansion of the Phase 1b clinical proof-of-concept study of QLT091001 in the treatment of Leber Congenital Amaurosis (LCA) to include patients with Retinitis Pigmentosa (RP), a set of hereditary retinal diseases demonstrating clinical features similar to LCA. Both diseases result from genetic mutations of either retinal pigment epithelium protein 65 (RPE65) or lecithin:retinol acyltransferase (LRAT) which are amenable to intervention with QLT091001. QLT091001 is an orally administered synthetic retinoid replacement for 11-cis-retinal, which is a key biochemical component of visual function.

Conference Call Information
QLT Inc. will hold an investor conference call to discuss third quarter 2010 results on Wednesday, November 3, 2010 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 7157, followed by the “#” sign.
About QLT
QLT Inc. is a biotechnology company dedicated to the development and commercialization of innovative therapies for the eye. We are focused on our commercial product Visudyne® for the treatment of wet-AMD, developing drugs to be delivered in our proprietary punctal plug delivery system, as well as developing our synthetic retinoid program for the treatment of certain inherited retinal diseases. For more information, visit our website at www.qltinc.com.
Passive Foreign Investment Company
The Company believes that it qualified as a Passive Foreign Investment Company (PFIC) for 2009 and that it may qualify as a PFIC for 2010, which could have adverse tax consequences for U.S. shareholders. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2009 for additional information.

QLT Inc.—Financial Highlights
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In accordance with United States generally accepted accounting principles)

	Three months ended		Nine months ended
	September 30,		September 30,
(In thousands of United States dollars, except per share information)	2010	2009	2010	2009
(Unaudited)
Revenues
Net product revenue	$5,535	$8,785	$24,786	$31,296
Royalties	3,050	—	9,891	—

	8,585	8,785	34,677	31,296

Costs and expenses
Cost of sales	1,869	2,202	11,813	12,693
Research and development	8,101	7,375	22,776	20,486
Selling, general and administrative	5,354	4,500	15,238	12,484
Depreciation	306	370	922	1,061
Litigation	—	316	—	650
Restructuring charges (recovery)	—	3	—	(144)

	15,630	14,766	50,749	47,230

Operating loss	(7,045)	(5,981)	(16,072)	(15,934)

Investment and other income (expense)
Net foreign exchange gains	409	7,517	78	14,292
Interest income	602	1,853	1,599	3,818
Interest expense	—	—	—	(1,848)
Fair value change in contingent consideration	5,206	—	10,167	—
Other gains (losses)	24	(9)	392	16

	6,241	9,361	12,236	16,278

(Loss) income from continuing operations before income taxes	(804)	3,380	(3,836)	344

Recovery of (provision for) income taxes	107	(1,144)	5,527	(472)

(Loss) income from continuing operations	(697)	2,236	1,691	(128)

Income from discontinued operations, net of income taxes	—	6,685	—	18,980

Net (loss) income	$(697)	$8,921	$1,691	$18,852

Basic net (loss) income per common share
Continuing operations	$(0.01)	$0.04	$0.03	$(0.00)
Discontinued operations	—	0.12	—	0.33

Net (loss) income	$(0.01)	$0.16	$0.03	$0.33

Diluted net (loss) income per common share
Continuing operations	$(0.01)	$0.04	$0.03	$(0.00)
Discontinued operations	—	0.12	—	0.33

Net (loss) income	$(0.01)	$0.16	$0.03	$0.33

Weighted average number of common shares outstanding (in thousands)
Basic	51,656	54,624	52,794	56,844
Diluted	51,656	54,765	53,789	56,844

QLT Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In accordance with United States generally accepted accounting principles)

	September 30,	December 31,
(In thousands of United States dollars)	2010	2009
(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$198,584	$188,114
Accounts receivable	9,198	9,465
Note receivable	10,000	9,259
Current portion of contingent consideration	34,360	33,587
Income taxes receivable	189	4,879
Inventories	2,525	2,874
Current portion of deferred income tax assets	3,909	5,608
Current portion of mortgage receivable	1,944	11,466
Other	1,827	6,052

	262,536	271,304

Property, plant and equipment	2,695	2,597
Deferred income tax assets	19,436	13,320
Mortgage receivable	5,831	—
Long-term inventories and other assets	14,048	14,925
Contingent consideration	99,074	117,491

	$403,620	$419,637

LIABILITIES
Current liabilities
Accounts payable	$3,554	$3,876
Income taxes payable	1,261	—
Accrued liabilities	5,608	5,574
Deferred revenue	—	4,244

	10,423	13,694

Uncertain tax position liabilities	1,622	1,489

	12,045	15,183

SHAREHOLDERS’ EQUITY
Common shares	479,159	506,023
Additional paid-in capital	287,886	275,592
Accumulated deficit	(478,439)	(480,130)
Accumulated other comprehensive income	102,969	102,969

	391,575	404,454

	$403,620	$419,637

As at September 30, 2010, there were 51,134,427 issued and outstanding common shares and 6,394,907 outstanding stock options.

Exhibit 1
QLT Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Reconciliation of GAAP Earnings to Adjusted Non-GAAP Earnings for the Three Months Ended
September 30, 2010

	Three months ended			Three months ended
	September 30, 2010			September 30, 2010
(In millions of United States dollars, except per share information)	GAAP	Adjustments		Non-GAAP(1)
(Unaudited)
Revenues
Net product revenue	$5.5	$—		$5.5
Royalties	3.0	—		3.0

	8.6	—		8.6

Cost and expenses
Cost of sales	(1.9)	0.0	(a)	(1.9)
Research and development	(8.1)	0.3	(a)	(7.8)
Selling, general and administrative	(5.4)	0.3	(a)	(5.1)
Depreciation	(0.3)	—		(0.3)

	(15.6)	0.6		(15.0)

Operating loss	(7.0)	0.6		(6.4)

Investment and other income (expense)
Net foreign exchange gains	0.4	—		0.4
Interest income	0.6	(0.2	)(b)	0.4
Fair value change in contingent consideration	5.2	(5.2	)(c)	—
Other	0.0	—		0.0

	6.2	(5.5)		0.8

Loss from continuing operations before income taxes	(0.8)	(4.8)		(5.6)

Recovery of income taxes	0.1	0.8	(d)	0.9

Loss from continuing operations	(0.7)	(4.1)		(4.8)

Income from discontinued operations, net of income taxes	—	9.2	(e)	9.2

Net (loss) income	$(0.7)	$5.1		$4.4

Basic net (loss) income per common share:
Continuing operations	$(0.01)			$(0.09)
Discontinued operations	—			0.18

Net (loss) income	$(0.01)			$0.09

Diluted net (loss) income per common share:
Continuing operations	$(0.01)			$(0.09)
Discontinued operations	—			0.18

Net (loss) income	$(0.01)			$0.09

Weighted average number of common shares outstanding (in millions):
Basic	51.7			51.7
Diluted	51.7			51.7
Adjustments:
(a)	Remove stock-based compensation.

(b)	Remove interest income related to note receivable.

(c)	Remove fair value change in contingent consideration.

(d)	Remove income tax impact of the above adjustments.

(e)	Add back contingent consideration based on third quarter Eligard royalties.

(1)
The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

Exhibit 2
QLT Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Reconciliation of GAAP Earnings to Adjusted Non-GAAP Earnings for the Nine Months Ended
September 30, 2010

	Nine months ended			Nine months ended
	September 30, 2010			September 30, 2010
(In millions of United States dollars, except per share information)	GAAP	Adjustments		Non-GAAP(1)
(Unaudited)
Revenues
Net product revenue	$24.8	$—		$24.8
Royalties	9.9	—		9.9

	34.7	—		34.7

Cost and expenses
Cost of sales	(11.8)	0.2	(a)	(11.7)
Research and development	(22.8)	1.0	(a)	(21.8)
Selling, general and administrative	(15.2)	0.8	(a)	(14.5)
Depreciation	(0.9)	—		(0.9)

	(50.7)	1.9		(48.9)

Operating loss	(16.1)	1.9		(14.2)

Investment and other income (expense)
Net foreign exchange gains	0.1	—		0.1
Interest income	1.6	(0.7	)(b)	0.9
Fair value change in contingent consideration	10.2	(10.2	)(c)	—
Other	0.4	(0.3	)(d)	0.1

	12.2	(11.2)		1.0

Loss from continuing operations before income taxes	(3.8)	(9.4)		(13.2)

Recovery of income taxes	5.5	(4.0	)(e)	1.5

Income (loss) from continuing operations	1.7	(13.3)		(11.6)

Income from discontinued operations, net of income taxes	—	26.7	(f)	26.7

Net income	$1.7	$13.4		$15.1

Basic net income per common share:
Continuing operations	$0.03			$(0.22)
Discontinued operations	—			0.51

Net income	$0.03			$0.29

Diluted net income per common share:
Continuing operations	$0.03			$(0.22)
Discontinued operations	—			0.50

Net income	$0.03			$0.28

Weighted average number of common shares outstanding (in millions):
Basic	52.8			52.8
Diluted	53.8			53.8
Adjustments:
(a)	Remove stock-based compensation.

(b)	Remove interest income related to note receivable.

(c)	Remove fair value change in contingent consideration.

(d)	Remove gain on license and sale of certain dermatology assets.

(e)	Remove income tax recovery arising from restructuring of the agreement with Novartis ($5.6 million) and remove income tax impact of the other above adjustments.

(f)	Add back contingent consideration based on Eligard royalties for the nine months ended September 30, 2010.

(1)
The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies — Revenue Recognition.” Visudyne sales are product sales in the U.S. by our wholly-owned U.S. subsidiary, QLT Ophthalmics, Inc., and product sales outside the U.S. by Novartis under its agreement with QLT.
QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
kpeterson@qltinc.com
The Trout Group Investor Relations Contact:
Boston, Massachusetts, USA
Tricia Swanson
Telephone: 646-378-2953
tswanson@troutgroup.com
or
New York, USA
Marcy Nanus
Telephone: 646-378-2927
mnanus@troutgroup.com
Visudyne® is a registered trademark of Novartis AG.
Eligard® is a registered trademark of Sanofi-aventis Corp.
Xalatan® is a registered trademark of Pfizer Health AB.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: our sales and other financial guidance; anticipated Contingent Consideration earned from the sale of Eligard; our PFIC status; statements concerning our clinical development programs and future plans, including our QLT091001 Phase 1b trial and our two punctal plug clinical trials (olopatadine for ocular allergy and latanoprost for glaucoma); expected progression of these clinical trials and timing to receive data; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that sales of Visudyne or Eligard may be less than expected (including due to competitive products and pricing); uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including, but not limited to, Visudyne, our punctal plug technology and synthetic retinoid program) and the associated costs of these programs; outcomes for our clinical trials (including our punctal plug technology and our synthetic retinoid program) may not be favorable or may be less favorable than interim results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; the timing, expense and uncertainty associated with the regulatory approval process for products; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.

Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.
This press release also contains “forward looking information” that constitutes “financial outlooks” within the meaning of applicable Canadian securities laws. This information is provided to give investors general guidance on management‘s current expectations of certain factors affecting our business, including our financial results. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be appropriate for other purposes.